Exhibit 10.01

EXCLUSIVE RESELLER AGREEMENT

This Agreement is made and entered into as of this 24th day of March, 2014 by and between TransBlue, LLC, a limited liability company having its principal place of business at 388 Beery Street, Brooklyn New York 11211 ( “TransBlue”), and 420 Solutions Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 595 Madison Avenue, New York, New York (“Reseller”; Reseller is a wholly owned subsidiary of Excel Corporation (EXCC), a Delaware publicly traded corporation).

RECITALS

WHEREAS TransBlue is in the business of providing Point of Banking processing services for merchants (the “POB Services”, which category of products and services does not include point of sale (“POS”) credit and debit card transaction processing using point of sale equipment for purposes of this Agreement), directly or indirectly for and on behalf of one or more processors or sponsoring Banks (collectively, the “Banks”); and

WHEREAS, TransBlue desires to retain the services of the Reseller in the capacities herein set forth and the Reseller desires to represent TransBlue in such capacities.

NOW, THEN, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS HEREIN CONTAINED, TransBlue and the Reseller hereby agree as follows:

1.      Reseller Obligations.  Without limitation, the Reseller agrees to:

1.1           solicit potential merchants interested in procuring the POB Services (each a “Merchant”) for all POB Services that TransBlue offers;

1.2           carry out investigation, site inspection and assist potential Merchant in completing the Merchant Application provided by TransBlue and obtaining any and all documentation required in support thereof;

1.3           promote the continuing use of the POB Services to Merchants that Reseller has solicited to complete a Merchant Application, that have been approved to accept POB Services through TransBlue and that have had at least one POB unit/machine installed and activated at the Merchant’s location(s) through which the Merchant’s customers can use their PIN-based debit/ATM cards to authorize TransBlue’s processing of an ACH-debit transaction from that cardholder’s depository bank account (“hereinafter, “TransBlue Merchants”);

1.4           provide TransBlue Merchants with the name and address and contact information of TransBlue, or any Banks or other entity, which TransBlue represents, as specifically instructed by TransBlue in connection with all customer service questions;

1.5           in the course of promoting the POB Services, use only those marketing materials approved in writing in advance by TransBlue and obtain written approval of any marketing or solicitation material related to the Services prepared by Reseller or not otherwise furnished by TransBlue;

1.6           act in compliance with all applicable laws and regulations of Visa, MasterCard and NACHA and any other applicable laws, regulations or association rules;

1.7           conform to all applicable policies and procedures of TransBlue and perform his/her obligations in a good workmanship manner, with professional diligence and demeanor; and

1.8           have Excel Corporation issue common stock to TransBlue (or its designee(s) in accordance with Section 3, below.

2.      TransBlue Obligations. During the term hereof, TransBlue agrees to:

2.1           accept completed Merchant applications and agreements from Reseller and forward them to Banks, without any obligation or undertaking that such applications shall be approved or accepted, but while using its best efforts to get approval and acceptance of applications by Banks;

2.2           compensate Reseller in accordance with Schedule A hereto, on the 15th day of each month for all residual compensation due for POB transactions for which TransBlue received revenue during the prior calendar month (with residual reports segregating the revenue and transaction information by Merchant MID number(s)). Residual compensation shall continue to be paid to Reseller with respect to all TransBlue Merchants signed by Reseller for so long as Reseller is not actively targeting TransBlue Merchants to accept POB Services on behalf of any competitor of TransBlue, and for so long as the respective TransBlue Merchants are actively having POB transactions processed through TransBlue, remain in compliance with the terms hereof, and TransBlue is receiving revenue for those TransBlue Merchants from the Banks. TransBlue reserves the right to offset Reseller’s compensation for any amounts owed by Reseller to TransBlue, or any revenue paid to Reseller but is uncollected from any TransBlue Merchant, or any losses incurred by TransBlue due to any wrongful or negligent acts by Reseller. TransBlue shall not be obligated to pay Reseller residuals in any month during which Reseller’s total residual compensation is less than $300. If Reseller’s compensation is less than $300, the residual balances shall be carried over until the monthly $300 minimum is met.  TransBlue waives any claim against Reseller regarding any compensation it fails to dispute within thirty (30)-days unless there was no reasonable way that Reseller should have known that the compensation or residuals paid to it for that month was inaccurate.;

2.3           not utilize the services of any other resellers, agents, representatives, contractors, to market or solicit or sign any Merchants for POB Services in the following merchant/business types:  (a) merchants on the TMF or MATCH lists; (b) medical marijuana dispensaries; (c) head shops; (d) merchants without a social security number or federal tax identification/EIN number; (e) adult stores & escort services.  Reseller’s right to be the exclusive Reseller of TransBlue’s POB Services shall continue in perpetuity unless (x) the term of this Agreement expires, (y) this Agreement is terminated by TransBlue for cause or by Reseller without cause or (z) Reseller fails to successfully solicit Merchants that install and activate four hundred (400) POB units within the first twelve (12) months following the execution of this Agreement (e.g., by February 28, 2015) and a total of eight hundred (800) POB units within the first eighteen (18) months following the execution of this Agreement (e.g., by September 31, 2015);

2.4           exercise reasonable commercial efforts to white-label or co-brand for Reseller, the POB Services and supporting materials (such as Merchant Applications), and to include on such co-branded materials the statement that Reseller “is a wholly owned subsidiary of Excel Corporation (EXCC), a publicly traded company”;

2.5           exercise reasonable commercial best efforts to provide state-of-the-art POB units/machines and POB Services (and all ancillary products and services and supplies, including the prompt shipping and activation of fully encrypted POB units to TransBlue Merchants as soon as a Merchant signs a Merchant Application), as may be reasonably requested/needed for each TransBlue Merchant, and to insure that the POB Services are provided continuously, consistent with industry best practices, to all TransBlue Merchants;

2.6           exercise reasonable commercial best efforts to provide all TransBlue Merchants with 24/7 POB transaction processing, customer service, and support, and next-business day service or replacement of POB machines/units (with re-programming, encryption and installation);

2.7           provide continuing education and training to Reseller so that Reseller remains current and knowledgeable regarding the POB Services and any changes or additions thereto;

2.8.           fully comply with all applicable regulations, rules and procedures by Banks, NACHA, credit card associations and government regulators so as to avoid the interruption of the provision POB Services to TransBlue Merchants;  and

2.9           utilize best commercial efforts to ensure that any rates or fees that TransBlue charges to Reseller in addition to those listed in Schedule A hereto, including any increases in Schedule A rates caused by the increase in TransBlue’s costs of such services from the Banks or NACHA are provided to TransBlue, are passed through to Reseller or TransBlue Merchants at TransBlue’s costs, and that TransBlue has undertaken best commercial efforts to minimize those additional fees, charges or increases.

3.           Issuance of Securities.

(a)            Closing Stock Grant.  Upon execution hereof, the Reseller hereby agrees to have Excel Corp. issue to TransBlue (or its designee(s), 200,000 shares (the "Closing Stock") of Excel Corp.’s common stock, par value $.001 per share ("Common Stock").

(b)           Stock Earnout.  In addition to the foregoing, during the Term, provided that this Agreement has not been sooner terminated pursuant to the terms of this Agreement and TransBlue is not in default on its obligations under this Agreement, the Reseller shall cause Excel Corp. to issue to TransBlue (or its designee(s)) up to 800,000 shares of Excel Corp.’s Common Stock ("Earnout Shares"), calculated in accordance with the following formula: (i) 100,000 Earnout Shares upon the installation and activation of the one hundredth (100th) POB unit/machine at TransBlue Merchants; plus (ii) 100,000 Earnout Shares upon the installation and activation of the two hundredth (200th) POB unit/machine at TransBlue Merchants; plus (iii) 100,000 Earnout Shares upon the installation and activation of the three hundredth (300th) POB unit/machine at TransBlue Merchants; plus (iv) 100,000 Earnout Shares upon the installation and activation of the four hundredth (400th) POB unit/machine at TransBlue Merchants; plus (v) 100,000 Earnout Shares upon the installation and activation of the five hundredth (500th) POB unit/machine at TransBlue Merchants; plus (vi) 100,000 Earnout Shares upon the installation and activation of the six hundredth (600th) POB unit/machine at TransBlue Merchants; plus (vii) 100,000 Earnout Shares upon the installation and activation of the seven hundredth (700th) POB unit/machine at TransBlue Merchants; plus (viii) 100,000 Earnout Shares upon the installation and activation of the eight hundredth (800th) POB unit/machine at TransBlue Merchants.  For the purposes of this Agreement, the term Closing Stock and Earnout Shares shall be collectively referred to as the "Securities".

(c)           Consideration for Stock Issuance. The issuance of the Securities is made in consideration of the services to be provided by, and the exclusive right for Reseller to resell POB Services to certain merchant types/market segments for, TransBlue during the Term.

(d)           Adjustment to the Number of Securities.                                                                           The number of Securities issuable hereunder is subject to adjustment from time to time, as follows: (i) if Excel Corp. at ny time shall split or subdivide its shares, the Securities shall be proportionately increased; and (ii) if Excel Corp. at any time shall combine or reverse split its shares the number of Securities issuable shall be proportionately decreased.

(e)           No Voting Rights.  TransBlue (or its designee(s)) will not be entitled to any voting rights or other rights as it relates to the Earnout Shares until they have been issued in accordance with Section 3 (b) above.

(f)           Representations and Warranties of TransBlue. TransBlue represents and warrants to the Reseller that:

(i)           Information on TransBlue.   TransBlue has been furnished with or has had access at the EDGAR Website of the Commission to Excel Corp.’s filings and disclosures (hereinafter referred to collectively as the "Reports").

(ii)           Information on TransBlue.   TransBlue (and/or the majority owners of TransBlue) is an "accredited investor", as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable TransBlue to utilize the information made available by the Reseller to evaluate the merits and risks of and to make an informed investment decision with respect to the Securities, which represents a speculative investment.  TransBlue has the authority and is duly and legally qualified to purchase and own the Securities.  TransBlue is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(iii)           Purchase of Securities.  On the Closing Date, TransBlue will acquire the Securities as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(iv)           Compliance with Securities Act.   TransBlue understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of TransBlue contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(v)           Securities Legend.  The Securities shall bear the following or similar legend:

"THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

(vi)           Communication of Offer.  The offer to sell the Securities was directly communicated to TransBlue by the Reseller.  At no time was TransBlue presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(vii)           No Governmental Review.  TransBlue understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.      Independent Contractor Status/Working Facilities/Downline Agents. The Reseller shall furnish its own office space, such facilities, and services, as shall be reasonably necessary for the performance of duties of Reseller hereunder. Reseller may utilize the services of its own independent contractors, sales representatives, agents or affiliates to perform its obligations hereunder, but Reseller shall maintain solely responsible to insure that such agents comply with the applicable terms of this Agreement. TransBlue and Reseller shall be deemed to be independent contractors and neither party shall be considered to be an employee, joint venture or partner of each other. Reseller shall not incur any debt in the name of TransBlue, nor shall Reseller enter into or hold out that it has the right to enter into any legally binding agreements on behalf of TransBlue or the Banks.  All Merchant Applications shall be subject to the approval of TransBlue or the Banks.

4.      Expenses. Reseller shall be responsible for all business expenses, which are incurred by the Reseller in the course of carrying out is obligations hereunder, unless otherwise previously agreed in writing by TransBlue. Any such agreed upon expenses may be reimbursed upon the presentation by the Reseller of an itemized account of such expenditures containing such details as may be required by TransBlue policy or an officer of TransBlue.

5.      Representations. Each party hereto represents, warrants and covenants the following to and for the benefit of other:

5.1           Good Standing.  It is validly existing and in good standing under the laws of the State of Delaware.

5.2           Full Authority.  It has full authority and corporate power to enter into this Agreement and to perform its obligations under this Agreement.

5.3           Sale of Information.  It shall not sell, purchase, provide or exchange credit card, debit card or Banks account numbers or any Merchant information collected or received through the POB system, to any third party without the consent of the other Party, which consent shall not be unreasonably withheld; any and all such Merchant Information is jointly owned by Reseller and TransBlue and the Parties shall equally share in any revenues derived from the sale of the Merchant Information thereof (not including the use by Excel and Excel’s other subsidiary company to cross-sell other products and services, i.e., cash advance purchase of receivables and credit and debit card processing services).

5.4           No Violation.  Its performance of this Agreement shall not violate any applicable law or regulation or any agreement to which it is bound as of the date hereof.

5.5           Enforceability.  This Agreement represents a valid obligation of the party and is fully enforceable against it.

5.6           Compliance.  It shall comply with the terms of this Agreement, with all applicable Banks card association and ACH network rules, including, without limitation those of NACHA, and with all applicable state and federal laws and regulations and any agreement between TransBlue and applicable Banks as well as all applicable Banks’ ethics statements.

5.7           No Litigation.  Neither it nor any of its officers and directors are a party to any pending litigation that would have an impact on this Agreement and have never been fined or penalized by Visa, MasterCard, NACHA or any other association in the credit, payments or Banking industry; and

5.8           No Crime.  Neither it, nor any of its officers and directors have never been convicted of a crime punishable by greater than 365 days of incarceration or of a crime of dishonesty.

5.9           Compliance with Bank Agreements.   It shall conduct its business in such a way so as not to cause the other Party to violate the provisions of any agreement between either Party and any Banks or any other third party.

6.      Restrictive Covenants.

6.1           Reseller agrees that all financial data, customer lists, computer programs, contracts, agreements, books, records, correspondence and other materials furnished to the Reseller by TransBlue TransBlue are and shall remain property of TransBlue and are confidential. Reseller agrees to deliver all such materials including copies thereof to TransBlue upon termination of Reseller’s activities hereunder, or at any time at TransBlue’s request. The Reseller further agrees the Reseller shall not at any time during or after the term hereof (except in fulfillment of Reseller’s obligations under this agreement) use for his/her own personal use, reveal, divulge, disclose, sell, transfer, or make known to any person or entity any such confidential information, including, but not limited to: customer lists, trade secrets or confidential business information relating to the business of TransBlue and shall retain all such knowledge and information in trust in a fiduciary capacity for the sole benefit of TransBlue, its successors and assigns unless such disclosure has been authorized by TransBlue or is required by law, a court of competent jurisdiction or a governmental regulatory agency.  TransBlue acknowledges and agrees that customer lists or information developed by Reseller using its own efforts or obtained from any source other than TransBlue is and shall remain the sole and exclusive property of Reseller, and TransBlue shall make no claim thereto.

6.2           Reseller specifically agrees that, during the term hereto, it shall not: (i) directly or indirectly for or on behalf of any third party, solicit, nor attempt to move, nor change the POB Services merchant account relationship of a TransBlue Merchant to another provider of POB processing services; or (ii) solicit or offer services that are in any way competitive with the POB Services offered by TransBlue. (The parties agree that credit and debit transaction processing services at the point of sale are NOT deemed to be competitive with POB Services, and Reseller and its agents, representatives, employees and affiliates may market such services and other ancillary products and services to TransBlue Merchants.)

6.3           During the term of this agreement and for eighteen (18) months after the termination of this agreement, the Reseller shall not (a) target any TransBlue Merchant located in the United Sates for the same or similar POB services being provided by TransBlue for solicitation to move that business to a competing POB entity or organization, or (b) directly or indirectly entice, induce or in any manner influence any person who is, or shall be in the service of TransBlue to leave the same for the purpose of engaging in a business or being employed by or associated with any person or entity which conducts such a business.

7.      Term. The term of this agreement shall be for a period of four (4) years commencing on the date signed below. Thereafter, this Agreement shall automatically renew for consecutive, additional one (1) year terms unless either party shall provide the other party written notice of non-renewal at least 30 days prior to the commencement of any additional one (1) year term hereof. TransBlue’s obligations to pay residual compensation to Reseller shall continue in perpetuity and shall survive the termination of this Agreement.

8.      Survival Clause. The following provisions of this Agreement shall survive termination of this agreement and shall inure to the benefit of the respective parties, their successors and assigns: 2.2, 2.4, 2.5, 2.6, 2.8, 2.9, 5.3, 6, 8, 9, 10, 11, 12, 13, 14, 15 and 16.

9.      Indemnification.

9.1           Each party (the “Indemnifying Party”) shall save, defend, indemnify, reimburse and hold other Party harmless for all suits, actions, proceedings, looses, claims, liabilities, damages, costs and expenses (including all costs and reasonable attorney’s fees) actually incurred in connection with any consultation, negotiation, or actual action, suit, or proceeding to which the other Party shall be made a party by reason of:

(a)           the acts or omissions of the Indemnifying Party;

(b)           the Indemnifying Party’s violation of this agreement, applicable law, Credit Card Association, NACHA, rules or the other Party’s policy and procedures;

(c)           any fraudulent or dishonest conduct or misrepresentation of or by the Indemnifying Party; or

(d)           taxes owed with respect to compensation hereunder.

9.2           In the event either Party makes any claim under this provision, the claiming Party shall have the right, (subject to its right of reimbursement hereunder) but not the obligation, to defend the suit with counsel of its choice.  The Indemnifying Party agrees to cooperate in such an action. The Claiming Party agrees not to settle any claim for which indemnification hereunder may be sought without prior written consent of the Indemnifying Party.

9.3           Under no circumstances shall either Party be liable for any indirect or consequential damages hereunder. Under no circumstances shall the liability of either Party exceed the aggregate amount of residual commissions actually paid to the Reseller in the three (3) months preceding the event giving rise to liability.

10.       No Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Reseller and TransBlue and its directors, officers, shareholders, Resellers, or representatives and constitutes. This is the entire agreement between the parties respecting the subject matter hereof and there are no representations, warranties or commitments other than those expressed herein.

11.      No Waiver/Oral Modifications.  No modification or amendment or waiver of any clause or provisions this Agreement shall be valid unless in writing and assigned by the party to be bound, with all the dignity and formality of this Agreement.  Failure to timely enforce a provision shall not be deemed or construed to be a waiver by either party of one of the provisions of this agreement.  Any waiver shall not operate or be construed as a waiver of any subsequent or similar event or the enforcement of other clauses or provisions of this Agreement.

12.      Notice. Notice hereunder shall be in writing and shall be deemed to have been properly given when delivered personally to the address of the other Party set out above, or, as when sent by facsimile with telephone confirmation of receipt or when sent by overnight courier one day after deposit or by U.S. registered or certified mail, postage prepaid with return receipt requested three business days after deposit thereof to the other Party at the address written below after the signature of the other Party, or to such other place as either party may designate by prior written notice.

13.      Assignability. This Agreement is for services of the Parties only and may not be assigned or transferred without the express written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors and permitted assigns. Reseller is permitted to assign certain functions hereunder, and the receipt of residuals, to Reseller’s agents, representatives, ISOs, subcontractors.  Reseller is permitted to sell any residual stream hereunder to any other party, without prior notice to or consent of TransBlue.

14.      Dispute Resolution. This agreement shall be governed by and construed in accordance with the laws of the State of New York and any dispute shall be submitted to binding arbitration, before a sole arbitrator, with such arbitration to be conducted in the State of New York, County of Kings and shall be conducted under the rules (but not the auspices) of the Commercial Section of the Arbitration Association of America.  The parties shall select the arbitrator from a list of ten arbitrators who work or live within twenty (20) miles of the Kings County courthouse, by alternatively striking one name from the list until only one remains.  The parties shall each advance one half of the estimated fees to the arbitrator in advance of the commencement of the arbitration, and the prevailing party in any arbitration shall recover the costs of the arbitration (including the reasonable attorneys’ fees).  Each party irrevocably consents to the jurisdiction of the Courts of the State of New York, County of Kings, for any action to confirm an arbitration award, or to enforce any violations of the Confidentiality, Noncompetition or Nonsolicitation obligations of the parties hereunder.

15.      Severability, Construction and Headings. If any portion hereof shall be found invalid for any reason, it shall not affect the other portions. For purposes of construction, this Agreement shall be deemed as being drafted by both parties, equally.  The paragraph headings are provided for convenience only, and shall not be interpreted as binding or determinative of the intent of the parties.

16.      Execution. This agreement may be executed in counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument.  By signing below, each signatory represents, warrants and agrees that s/he has the actual authority to bind his/her respective company and that all necessary corporate approvals have been granted:

420 Solutions Corporation, A Wholly Owned Subsidiary of Excel Corporation	TransBlue, LLC

By: _________________________	By: _________________________
Name: Ruben Azrak	Name: Jacob Katz
Title: Excel Interim CEO	Title: Managing Member/President
Date: __________________	Date: _______________

WITNESSED BY:	WITNESSED BY:

_________________________	_________________________
Name:	Name: